EXHIBIT 99.1

December 14, 2010 Press Release

Contacts:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Philadelphia, PA – December 14, 2010 – Lannett Company, Inc. (AMEX:LCI), a manufacturer of generic pharmaceuticals, today announced that it has priced an underwritten public offering of an aggregate of 5,000,000 shares of its common stock at a price to the public of $5.00 per share.  The company has offered 2,500,000 shares of common stock and a selling stockholder of the company has offered 2,500,000 shares of common stock. The offering is expected to close on or about December 17, 2010, subject to customary closing conditions. Oppenheimer & Co. and Roth Capital Partners are acting as co-book running managers, and StoneGate Securities, Inc. and Emerging Growth Equities are acting as co-managers for the offering. The company has also granted the underwriters a 30-day option to purchase up to 750,000 shares to cover over-allotments, if any.

The securities described above are being offered by Lannett and the selling stockholder pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC) on November 20, 2009.  A prospectus supplement related to the offering will be filed with the SEC and, once filed, will be available on the SEC’s web site at http://www.sec.gov.  The prospectus supplement and accompanying prospectus may be obtained by sending a request to Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, Telephone number: (212) 667-8563, Email: EquityProspectus@opco.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, Lannett’s expectations regarding the completion, timing and size of its proposed public offering, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.